EXHIBIT B

                      CALIFORNIA INVESTMENT FUND, LLC




December 26, 2000

BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED
AND BY FACSIMILE:  (804) 217-5860
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Mr. Thomas H. Potts
President
Dynex Capital, Inc.
4551 Cox Road, Suite 300
Glen Allen, Virginia  23060

Re: AGREEMENT AND PLAN OF MERGER DATED AS OF NOVEMBER 7, 2000 BY AND AMONG CALIFORNIA INVESTMENT FUND, LLC, DCI ACQUISITION CORPORATION AND DYNEX CAPITAL, INC.

Dear Mr. Potts:

          Reference is made to your letter dated December 22, 2000 to the undersigned and your related press release, to the effect that the December 19, 2000 letter from Freemont Investment and Loan does not satisfy the provisions of
Section 5(e) of the Merger Agreement. As we have previously indicated to you in our telephone conversations, we do not agree with your position regarding the letter from Freemont and reserve all of our rights in connection therewith.

          Nevertheless, we have decided to enter into the letter agreement attached hereto in order to move this transaction forward.

                                               Very truly yours,
                                               California Investment Fund, LLC


                                               /s/ Michael R. Kelly

                                               Michael R. Kelly
                                               Managing Member

CC:  Elizabeth R. Hughes, Esq.



                         550 West C Street, 10th Floor
                          San Diego, California 92101
                       (619) 687-5000 (619) 687-5010 fax